Exhibit 18.1
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September 29, 2003

Eagle Supply Group, Inc.

We have audited the consolidated financial statements of Eagle Supply Group, Inc. ("the Company") and subsidiaries as of June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated September 29, 2003, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in method of accounting for certain inventories. Note 3 to such financial statements contains a description of your adoption during the year ended June 30, 2003 of the average cost method of accounting for all inventories previously accounted for on the last-in first-out method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP